Exhibit 23.2

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO • MONTREAL

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Renhuang Pharmaceuticals, Inc. (the “Company”) on Form S-8 of our audit report dated December 29, 2006, except for Note 20 as to which the date is February 19, 2007, on the consolidated financial statements of the Company as of and for the 6-month period ended October 31, 2006, which audit report is included in the Company’s Transition Report on First Amended Form 10-K/A, as filed with the Securities and Exchange Commission on February 22, 2007.

“Schwartz Levitsky Feldman LLP”

Toronto, Ontario, Canada	Chartered Accountants
April 24, 2007	Licensed Public Accountants

1167 Caledonia Road
Toronto, Ontario M6A 2X1
Tel: 416 785 5353
Fax: 416 785 5663